Exhibit 15.2

PURCHASE AND SALE AGREEMENT

 BETWEEN

I-ROCKFORD LLC,

a Wisconsin limited liability company, as Seller

 and

GENERATION INCOME PROPERTIES, L.P.,

a Delaware limited partnership, as Purchaser

June 22, 2021

Subject Property:

 La-Z-Boy

525 South Perryville Road

Rockford, Illinois

SCHEDULE OF EXHIBITS

Exhibit “A”             Description of Land

Exhibit “B”             List of Personal Property

Exhibit “C”             List of Existing Commission Agreements

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SCHEDULE OF AGREED-UPON FORM CLOSING DOCUMENTS

Schedule 1	Form of General Warranty Deed

Schedule 2	Form of Assignment and Assumption of Leases

Schedule 3	Form of Bill of Sale to Personal Property

Schedule 4	Form of General Assignment of Seller’s Interest in Intangible Property

Schedule 5	Form of Seller’s Affidavit (for Title Insurance Purposes)

Schedule 6	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)

Schedule 7	Form of Tenant Estoppel Certificate

Schedule 8	Form of Seller’s FIRPTA Affidavit

Schedule 9	Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties)

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PURCHASE AND SALE AGREEMENT

525 South Perryville Road

 Rockford, Illinois

La-Z-Boy Store

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into this 22 day of June, 2021, by and between I-ROCKFORD LLC, a Wisconsin limited liability company (“Seller”), and GENERATION INCOME PROPERTIES L.P., a Delaware limited partnership (“Purchaser”).

W I T N E S E T H:

WHEREAS, Seller desires to sell certain real property on which a commercial retail building and related infrastructure and support improvements (as more particularly described herein) are located in Rockford, Winnebago County, Illinois, together with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property; and

WHEREAS, the parties hereto desire to provide for said sale and purchase on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the promises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, each of the following capitalized terms shall have the meaning ascribed to such terms as set forth below:

“Additional Earnest Money” shall mean the sum of Twenty-Five Thousand and No/100 Dollars ($25,000.00 U.S.).

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question.

“Assignment and Assumption of Lease” shall mean the form of assignment and assumption of Lease to be executed and delivered by Seller and Purchaser at the Closing in the form attached hereto as SCHEDULE 2.

“Bill of Sale” shall mean the form of bill of sale to the Personal Property to be executed and delivered by Seller to Purchaser at the Closing in the form attached hereto as SCHEDULE 3.

“Brokers” shall have the meaning ascribed thereto in Section 10.1of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of Illinois are authorized by law or executive action to close.

“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning ascribed thereto in Section 2.5 of this Agreement. “Commission Agreements” shall have the meaning ascribed thereto in Section 4.1(g) of this Agreement, and such agreements, if any, are more particularly described on EXHIBIT “C” attached hereto and made a part hereof.

“Deed” shall mean the form of deed attached hereto as SCHEDULE 1.

“Earnest Money” shall mean and be comprised of the Initial Earnest Money and the Additional Earnest Money, and all such interest and other income.

“Effective Date” shall mean the last date upon which Purchaser and Seller shall have executed this Agreement and shall have delivered at least one (1) fully executed counterpart of this Agreement to the other party.

“Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, any state and local environmental law, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.

“Environmental Reports” shall mean any and all existing environmental reports/assessments/studies obtained by Seller and provided to Purchaser, if any, pursuant to the provisions of Section 3.2(a).

“Escrow Agent” shall mean the Title Agent.

“FIRPTA Affidavit” shall mean the form of FIRPTA Affidavit to be executed and delivered by Seller to Purchaser at Closing in the form attached hereto as SCHEDULE 7.

“General Assignment” shall have the meaning ascribed thereto in Section 5.1(f) of this Agreement.

“Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any

Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum, polychlorinated biphenyls, mold and fungus).

“Improvements” shall mean all buildings, structures, improvements, drainage facilities, parking, equipment, apparatus and any other items constructed and/or installed on the Land.

“Initial Earnest Money” shall mean the sum of Fifteen Thousand and No/100 Dollars ($15,000.00 U.S.) actually paid by Purchaser (or which Purchaser is obligated to pay) to Escrow Agent hereunder, together with all interest which accrues thereon as provided in Section 2.3(c) hereof.

“Inspection Period” shall mean the period expiring at 11:59 P.M. Eastern Daylight Time on the date which is thirty (30) days after the Seller’s Disclosure Materials Delivery Date.

“Intangible Property” shall mean all intangible property, if any, owned by Seller and related to the Land and Improvements, including without limitation, Seller’s rights and interests, if any, in and to the following: (i) all assignable plans and specifications and other architectural and engineering drawings for the Land and Improvements; (iii) all assignable warranties or guaranties given or made in respect of the Improvements or Personal Property; and (iv) all transferable consents, authorizations, variances or waivers, development rights, concurrency reservations, impact fee credits, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements.

“Land” shall mean that certain parcel of real property located in Rockford, Winnebago County, Illinois, which is more particularly described on EXHIBIT “A” attached hereto and made a part hereof, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land.

“Lease” shall (collectively) mean that certain Lease Agreement entered into by and between Seller, as landlord, and LZB Retail, Inc., a Michigan corporation, as tenant, effective as of March 14, 2017, with respect to the Property, together with any guaranties or other documents incorporated by reference therein, and all amendments or modifications with respect thereto.

“Monetary Objection” or “Monetary Objections” shall mean (a) any mortgage, deed of trust or similar security instrument encumbering all or any part of the Property, (b) any mechanic’s, materialman’s or similar lien, except not including any such lien that may be filed against the Property as the result of any work, labor, service or materials performed or furnished, by, for or to Purchaser, its employees, agents and/or contractors, (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, and (d) any judgment of record against Seller in the county or other applicable jurisdiction in which the Property is located.

“Permitted Exceptions” shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent, (b) the

Lease, and (c) such other easements, restrictions and encumbrances that are accepted by Purchaser pursuant to Section 3.4 of this Agreement.

“Person” shall means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Personal Property” shall mean all furniture (including common area furnishings and interior landscaping items), carpeting, draperies, appliances, personal property (excluding any computer software which is licensed to Seller), machinery, apparatus and equipment owned by Seller and currently used exclusively in the operation, repair and maintenance of the Land and Improvements and situated thereon, as generally described on EXHIBIT “B” attached hereto and made a part hereof, and all non-confidential books, records and files (excluding any attorney work product or attorney-client privileged documents) relating to the Land and Improvements. The Personal Property does not include any property owned by tenants, contractors or licensees.

“Property” shall have the meaning ascribed thereto in Section 2.1 of this Agreement.

“Purchase Price” shall be the applicable amount specified in Section 2.4 of this Agreement.

“Purchaser’s Certificate” shall have the meaning ascribed thereto in Section 5.2(d) of this Agreement.

“Seller’s Affidavit” shall mean the form of owner’s affidavit to be given by Seller at Closing to the Title Agent in the form attached hereto as SCHEDULE 5.

“Seller’s Certificate” shall mean the form of certificate to be executed and delivered by Seller to Purchaser at the Closing with respect to the truth and accuracy of Seller’s warranties and representations contained in this Agreement in the form attached hereto as SCHEDULE 6.

“Seller’s Disclosure Materials Delivery Date” shall have the meaning ascribed thereto in Section 3.2(a) of this Agreement.

“Survey” shall have the meaning ascribed thereto in Section 3.4(e) of this Agreement.

“Taxes” shall have the meaning ascribed thereto in Section 5.4(a) of this Agreement.

“Tenant” shall mean LZB Retail, Inc., a Michigan corporation.

“Tenant Approvals and Consents” shall mean any prior approvals, consents or requirements of Tenant that may be necessary under the Lease in order to consummate the transaction contemplated by this Agreement, including, without limitation, all Tenant approvals, consents and requirements set forth in the Lease (if any) and all documentation required to be signed by the Tenant, Seller and Purchaser to effectuate same (if any).

“Tenant Estoppel Certificate” shall mean a certificate to be obtained by Seller from the Tenant and certified to Purchaser and Purchaser’s Lender in substantially the same form attached hereto as SCHEDULE 7.

“Tenant Notice of Sale” shall have the meaning ascribed thereto in Section 5.1(m) of this Agreement.

“Title Agent” shall mean a Title Company or an attorney which is an authorized agent of the Title Company, selected by Seller.

“Title Company” shall mean the Milwaukee, WI office of First American Title Insurance Company.

“Title Commitment” shall have the meaning ascribed thereto in Section 3.4 of this Agreement.

ARTICLE 2.

PURCHASE AND SALE

2.1                   Agreement to Sell and Purchase. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, the following property (collectively, the “Property”):

(a)                   the Land;

(b)                   the Improvements;

(c)                   all of Seller’s right, title and interest in and to the Lease, any guaranties of the Lease and any Security Deposits;

(d)                   the Personal Property; and

(e)                   the Intangible Property.

2.2                   Permitted Exceptions. The Property shall be conveyed subject only to the Permitted Exceptions.

2.3                   Earnest Money.

(a)                   Within the three (3) business days of the Effective Date, Purchaser shall deposit the Earnest Money to Escrow Agent by federal wire transfer payable to Escrow Agent, which Earnest Money shall be held and released by Escrow Agent in accordance with the terms of a mutually acceptable written escrow agreement executed by Seller, Purchaser and the Escrow Agent.

(b)                   Unless this Agreement is terminated by Purchaser in accordance with Section 3.3. hereof, within three (3) business days after the last day of the Inspection Period, Purchaser shall deposit the Additional Earnest Money with Escrow Agent. The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of this Agreement. All interest and other income from time to time earned on the Initial Earnest Money and the Additional Earnest Money shall be earned for the account of Purchaser, and shall be a part of the Earnest Money; and the “Earnest Money” hereunder shall be comprised of the Initial Earnest Money and the Additional Earnest Money, and all such interest and other income.

(c)                   Except in event of Seller default or Buyer’s termination pursuant to Section 3.4, 6.1, 7.1, 7.2, and 8.2, all Earnest Money deposited or required to be deposited with the Escrow Agent pursuant to this Agreement shall become non-refundable upon the expiration of the Inspection Period if the Agreement is not sooner terminated in accordance with the terms hereof.

2.4                   Purchase Price. Subject to adjustment and credits as otherwise specified in this Section 2.4 and elsewhere in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be Four Million Five Hundred Twenty-Five Thousand and No/100 Dollars ($4,525,000.00 U.S.). The applicable Purchase Price shall be paid by Purchaser to Seller at the Closing as follows:

(a)                   The Earnest Money shall be paid by Escrow Agent to Seller at Closing; and

(b)                   An amount equal to the applicable Purchase Price shall be paid by Purchaser to Seller through the Escrow Agent at the Closing by wire transfer of immediately available federal funds to an account designated by Seller, less the amount of the Earnest Money paid by Escrow Agent to Seller at Closing, and subject to prorations, adjustments and credits as otherwise specified in this Agreement.

2.5                   Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) shall be conducted by depositing the closing deliveries set forth in Article 5 hereof with the Escrow Agent on or before the date which is fifteen (15) business days after the expiration of the Inspection Period, subject to the satisfaction of each of the Conditions Precedent set forth in Section 6.1 below (the “Closing Date”).

ARTICLE 3.

Purchaser’s Inspection and Review Rights

3.1                   Due Diligence Inspections.

(a)                   From and after the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall permit Purchaser and its authorized representatives, upon at least twenty-four (24) hours prior written notice to Seller to inspect the Property to perform due all diligence, studies, appraisals, inspections, soil analysis and environmental investigations and tests, at such times during normal business hours as Purchaser or its representatives may request; provided however Purchaser may not perform any invasive testing and/or Phase II or Phase III environmental site assessments on the Property without Seller’s written consent which consent shall not be unreasonably withheld, conditioned or delayed; provided, Seller’s consent shall not be required to the extent invasive testing is necessary for Purchaser to satisfy the “all appropriate inquiry” criteria under CERCLA so long as Purchaser provides Seller written notice at least five (5) days prior to said invasive testing is performed. All such inspections shall be performed subject to and in compliance with Seller’s rights and obligations as landlord under the Lease. Further, Purchaser shall use commercially reasonable efforts to not affect, interrupt or interfere with Tenant’s use, business or operations on the Property. All inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser and/or in any way relating to Purchaser’s inspection of the Property shall be solely Purchaser’s expense.

(b)                   To the extent that Purchaser or any of its representatives, agents, consultants or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees and costs actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors, other than any expense, loss or damage to the extent arising from any act or omission of Seller and other than any expense, loss or damage resulting from the discovery or release of any Hazardous Substances at the Property (other than Hazardous Substances brought on to the Property by Purchaser or its representatives, agents or contractors). The foregoing Purchaser obligation to indemnify, defend and hold Seller harmless shall survive the Closing and/or termination of this Agreement.

(c)                   Purchaser shall keep the results of all inspections conducted pursuant to this Agreement confidential and shall not disclose such results except (i) to such of Purchaser’s employees, consultants, attorneys, affiliates and advisors who have a need to know the information in connection with the transaction contemplated in this Agreement and who have agreed, in writing, to be bound by the terms of this confidentiality provision, (ii) to the permitted assignee of Purchaser and to such of its members, managers or general partners and their employees, consultants, attorneys, affiliates and advisors who have a need to know the information in connection with the transaction contemplated in this Agreement and who have agreed, in writing, to be bound by the terms of this confidentiality provision, (iii) to any lender or investor or any prospective lender or investor of Purchaser or any permitted assignee and who have agreed, in writing, to be bound by the terms of this confidentiality provision, (iv) to the extent the same shall be or have otherwise become publicly available other than as a result of a disclosure by Purchaser, its permitted assignee or affiliates, (v) to the extent required to be disclosed by law or during the course of or in connection with any litigation, hearing or other legal proceeding, or (vi) with the written consent of Seller, as the case may be; it being expressly acknowledged and agreed by Purchaser that the foregoing confidentiality agreements shall survive the termination of this Agreement.

(d)                   Purchaser shall not permit any construction, mechanic’s, materialman’s or other lien to be filed against any of the Property as the result of any work, labor, service or materials performed or furnished, by, for or to Purchaser, its employees, agents and/or contractors. If any such lien shall at any time be filed against the Property, Purchaser shall, without expense to Seller, cause the same to be discharged of record by payment, bonds, order of a court of competent jurisdiction or otherwise, within thirty (30) days of the filing thereof. Purchaser shall indemnify, defend and hold harmless Seller against any and all claims, losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs), arising out of the filing of any such liens and/or the failure of Purchaser to cause the discharge thereof as same is provided herein. The foregoing Purchaser obligation to indemnify, defend and hold Seller harmless shall survive the Closing and/or termination of this Agreement.

(e)                   Purchaser shall procure (or shall cause its agents or representatives entering the Property to procure) and continue in force and effect from and after the date Purchaser first desires to enter the Property, and continuing throughout the term of this Agreement, the following insurance coverages: comprehensive general liability insurance with a combined single limit of not less than $1,000,000.00 per occurrence or commercial general liability insurance with limits of not less than $1,000,000.00 per occurrence and in the aggregate. To the extent such $1,000,000.00 limit of liability is shared with multiple properties, a per location aggregate of not less than $1,000,000.00 shall be included. Seller and/or its designees shall be included as additional insureds under such comprehensive general liability or commercial general liability coverage. Purchaser shall deliver to Seller a certificate of such insurance evidencing such coverage prior to the date Purchaser is permitted to enter the Property. Such insurance may not be cancelled or amended except upon thirty (30) days’ prior written notice to Seller. The minimum levels of insurance coverage to be maintained by Purchaser hereunder shall not limit Purchaser’s liability under this Section 3.1.

3.2                   Seller’s Deliveries to Purchaser; Purchaser’s Access to Seller’s Property Records.

(a)                   Prior to the Effective Date Seller has provided to Purchaser, or to the extent not previously provided, within five (5) days of the Effective Date Seller shall deliver to Purchaser or make available to Purchaser, to the extent in Seller’s possession or within Seller’s reasonable control, the following (collectively, the “Seller’s Disclosure Materials”):

(i)        A copy of the Lease, including all documents incorporated therein by reference, and all letter agreements or amendments relating thereto existing as of the Effective Date.

(ii)       A copy of any guaranties of the Lease.

(iii)      All records of any operating costs and expenses for the Property and any prior appraisals of all or any part of the Property.

(iv)      Copies of the financial statements or other financial information of the Tenant (and the Lease guarantors, if any).

(v)       A copy of any and all agreements pertaining to the Property, Tenant (other than the Lease), including any service or maintenance agreements.

(vi)      A copy of Seller’s (or its affiliate’s) current policy of title insurance with respect to the Land with copies of all matters listed as title exceptions in such policy.

(vii)     A copy of any surveys of the Property.

(viii)    A copy of the current insurance coverage and insurance bill with respect to the Property.

(ix)      Copies of any zoning reports, entitlements or other written evidence confirming the current zoning of the Property.

(x)       Copies of any Rights of First Offer.

(xi)      Copies of any existing environmental reports or other materials related to investigations, studies or correspondence with governmental agencies concerning the presence or absence of Hazardous Substances on, in or under the Property, including the Environmental Reports.

(xii)     Copies of any permits, licenses, or other similar documents in Seller’s possession relating to the development of the Improvements.

(xiii)    A copy of the certificate of occupancy/completion (or its equivalent) issued by the applicable governmental authority with respect to the Improvements being leased to the Tenant pursuant to the Lease.

(xiv)    Copies of all available construction plans and specifications in Seller’s possession relating to the development of the Improvements.

(xv)    Copies of any written notices received by Seller from Tenant, any third party or any governmental authority related to the Property.

Any and all materials, information, records, and documentation delivered or to be delivered to Purchaser by Seller pursuant to this Agreement, including the Seller’s Disclosure Materials, were for the exclusive use of the parties for whom they were prepared. Therefore, Seller’s Disclosure Materials are provided without any representation or warranty as to their content, accuracies, or completeness and any reliance by the Purchaser shall be at the Purchaser’s sole risk and the Purchaser agrees not to assert any claims against Seller or the preparer of such documentation arising out of any information contained in such documentation or omitted from such documentation which is the subject of such documentation, except for claims arising from or related to fraud committed by Seller or a willful and intentional misrepresentation made by Seller. Nothing in this Section shall limit or modify Seller’s representations, warranties, covenants and agreements expressly set forth in this Agreement or in any conveyance document delivered by Seller at Closing.

Seller shall notify Purchaser in writing upon the completion of its delivery of the Seller’s Disclosure Material to Purchaser (the receipt of such written notice by Purchaser shall constitute the “Seller’s Disclosure Materials Delivery Date”). Thereafter, Seller shall have a continuing duty, within five (5) days of Seller’s receipt of any Seller’s Disclosure Material, to make supplemental deliveries to Purchaser through the date of the final Closing of any addition or modification to the Seller’s Disclosure Materials that come into Seller’s possession.

3.3                   Termination of Agreement. Purchaser shall have until the expiration of the Inspection Period to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser or Purchaser’s permitted assignee. Purchaser shall have the right to terminate this Agreement at any time on or before said time and date of expiration of the Inspection Period by giving written notice to Seller of such election to terminate. If Purchaser so elects to terminate this Agreement pursuant to this Section 3.3, Purchaser shall immediately return to Seller any hard-copies of documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser, and upon Purchaser returning such materials to Seller, Escrow Agent shall pay the Earnest Money to Purchaser, whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. If Purchaser fails to so terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.3.

3.4                   Title and Survey. Within fifteen (15) days after the Effective Date, Seller shall cause the Title Agent to deliver to Purchaser an ALTA Form Commitment (“Title Commitment”) for an owner’s title insurance policy (“Title Policy”) issued by the Title Company in an amount no less than the Purchase Price, together with all exception documents referenced in Schedule B, Section of the Title Commitment. The Title Commitment shall evidence that Seller is vested with fee simple title to the Land and that upon the execution, delivery and recordation of the deed to be delivered at the Closing provided for hereunder and the satisfaction of all requirements specified in Schedule B, Section 1 of the Title Commitment, Purchaser shall acquire fee simple title to the Land, subject only to the Permitted Exceptions.

(a)                   If Purchaser determines that the Title Commitment does not meet the requirements specified above, or that title to the Land is unsatisfactory to Purchaser for reasons other than the existence of Permitted Exceptions or exceptions which are to be discharged by Seller at or before Closing, then Purchaser shall notify Seller of those liens, encumbrances, exceptions or qualifications to title which either are not Permitted Exceptions, are unsatisfactory to Purchaser or are not contemplated by this Agreement to be discharged by Seller at or before Closing, and any such liens, encumbrances, exceptions or qualifications shall be hereinafter referred to as “Title Defects.” Purchaser’s failure to deliver notification to Seller of the Title Defects within twenty (20) days after Purchaser’s receipt of the Title Commitment shall be deemed to constitute acceptance of such matters. Seller shall notify Purchaser in writing no later than five (5) days after Seller’s receipt of Purchaser’s notice setting forth the existence of any Title Defects and indicate to Purchaser that Seller either (i) intends to cure the Title Defects within the applicable cure period, or (ii) intends not to cure some or all of such exceptions, identifying which of the Title Defects Seller intends to cure and/or not cure (Seller being under no obligation to cure Title Defects other than the Monetary Objections). If Seller does not timely provide such notification, then Seller shall be deemed to have elected (ii).

(b)                   If Seller has elected in writing to cure any Title Defects, Seller shall have thirty (30) days, or such longer period as Purchaser may grant in its sole and absolute discretion, following receipt of written notice of the existence of Title Defects in which to undertake a good faith, diligent and continuous commercially reasonable effort and, in fact, cure or eliminate the Title Defects which Seller has elected to cure to the satisfaction of Purchaser and the Title Company in such manner as to permit the Title Company to either endorse the Title Commitment or issue a replacement commitment to delete the Title Defects therefrom. Seller’s failure to cure any such Title Defect shall not constitute a default by Seller as long as Seller undertakes a good faith, diligent and continuous commercially reasonable effort to cure or eliminate same.

(c)                   Within five (5) days prior to Closing, Seller shall cause the Title Agent to deliver to Purchaser an update to the Title Commitment (the “Updated Title Commitment”). Any matters disclosed in the Updated Title Commitment which were not exceptions in the Title Commitment shall automatically be deemed Title Defects which Seller shall be obligated to cure unless such matters were placed of record with Purchaser’s knowledge or consent, with Purchaser’s joinder and consent. The cure of any such new Title Defects shall be effected within such time periods as were provided in connection with curing Title Defects under the initial Title Commitment. If Seller shall in fact cure or eliminate the new Title Defects, the Closing shall take place on the date specified in this Agreement. If Seller does not cure or eliminate the new Title Defects, Purchaser may elect to terminate this Agreement or proceed to Closing as its sole remedy, as provided in and subject to the provisions of Section 3.4(d) below.

(d)                   If Seller is unable to cure or eliminate any Title Defects (including any new Title Defects revealed by the Updated Title Commitment to be provided to Purchaser as set forth in Section 3.4(c) above) within the time allowed, Purchaser may elect to terminate this Agreement within ten (10) days following the expiration of the curative period by giving written notice of termination to Seller, or, alternatively, Purchaser may elect to close its purchase of the Property, accepting the conveyance of the Property subject to such Title Defect(s), in which event the Closing shall take place on the date specified in this Agreement, subject to any delays provided for above. If, by giving written notice to Seller within the time allowed, Purchaser elects to terminate this Agreement because of the existence of uncured Title Defects, the Earnest Money shall be returned to Purchaser and upon such return the obligations of the parties under this Agreement shall be terminated, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. The foregoing right of Purchaser to terminate this Agreement shall be Purchaser’s sole remedy; provided however, upon the failure to cure a Title Defect which Seller is obligated to cure shall not be deemed to limit the Purchaser’s rights and remedies to which Purchaser might otherwise be entitled for the intentional and willful breach by Seller of any of its covenants, duties, obligations, representations or warranties hereunder.

(e)                   Purchaser may, at Purchaser’s expense, within the Inspection Period, obtain a boundary survey of the Land (“Survey”). Such Survey, if any, shall be prepared by a land surveyor duly licensed and registered as such in the State of Illinois, shall be certified by such surveyor to Purchaser, Seller, the Title Agent and the Title Company, shall set forth the legal description of the Land and shall otherwise be in a form satisfactory to the Title Company to eliminate the standard survey exceptions from the Title Policy to be issued at Closing. Purchaser shall notify Seller in writing prior to the expiration of the Inspection Period specifying any matters shown on the Survey which adversely affect the title to the Land or constitute a zoning violation and the same shall thereupon the deemed to be Title Defects hereunder and Seller shall elect to cure or not cure the same as provided in Section 3.4(a) of this Agreement and if Seller elects to undertake the cure thereof it shall do so within the time and in the manner provided in Section 3.4(b) of this Agreement.

ARTICLE 4.

REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS

4.1                   Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:

(a)                   Organization, Authorization and Consents. Seller is a duly organized and validly existing limited liability company under the laws of the State of Wisconsin. Seller has the right, power and authority to enter into this Agreement and to convey the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(b)                   Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement by Seller, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)                   No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other material agreement or instrument by which Seller is bound.

(d)                   Litigation. No investigation, action or proceeding is pending or, to Seller’s actual knowledge, threatened, which (i) if determined adversely to Seller, materially affects the use or value of the Property, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property or any portion thereof.

(e)                   Existing Leases. (i) Other than the Lease, Seller has not entered into any contract or agreement with respect to the occupancy or sale of the Property or any portion or portions thereof which will be binding on Purchaser after the Closing; (ii) the Lease has not been amended and constitutes the entire agreement between Seller and the Tenant thereunder; and (iii) to Seller’s actual knowledge, there are no existing defaults by Seller or Tenant under the Lease.

(f)                   Leasing Commissions. (i) There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof other than as disclosed (if any) in EXHIBIT “C” attached hereto (the “Commission Agreements”); and, if applicable, that all leasing commissions, brokerage fees and management fees accrued or due and payable under the Commission Agreements, as of the date hereof and at the Closing have been or shall be paid in full; and Seller shall terminate the Commission Agreements as to the

Property and the Lease and pay all sums that may be due thereunder at Closing at no cost to Purchaser. Seller acknowledges and agrees that in no event either prior to or after Closing shall Purchaser be responsible for any sums due under any Commission Agreement.

(g)                   Taxes and Assessments. Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property. To the best of Seller’s knowledge and belief the Land is assessed as a separate tax lot or tax parcel, independent of any other parcels or assets not being conveyed hereunder, and has been validly, finally and un-appealably subdivided from all other property for conveyance purposes. Seller has no actual knowledge and Seller has not received notice of any assessments by a public body, whether municipal, county or state, imposed, contemplated or confirmed and ratified against any of the Property for public or private improvements which are now or hereafter payable.

(h)                   Environmental Matters. To the best of Seller’s knowledge and belief, except as may be disclosed in the Environmental Reports, if any: (i) no Hazardous Substances have been discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on, in, or under the Property; (ii) no asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Property except in accordance with all laws, rules, regulations and ordinances pertaining to same; (iii) no PCB’s have been located on or in the Property; (iv) no underground storage tanks are located on the Property or were located on the Property and were subsequently removed or filled; and (v) no tenant or other Person has notified Seller of the presence of any mold or fungus on the Property. Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of any Environmental Law with respect to the Property, nor has Seller received any written notice from any governmental or quasi-governmental authority with respect to a violation or suspected violation of any Environmental Law on or at the Property. To the best of Seller’s knowledge and belief, the Property has not previously been used as a landfill, a cemetery, or a dump for garbage or refuse by Seller or any of its Affiliates or by any other Person. No tenant has the right to generate, store or dispose of Hazardous Substances at the Property or use or transport Hazardous Substances on or from the Property except as otherwise provided in the Lease.

(i)                   Compliance with Laws. To the best of Seller’s knowledge and belief, there are no violations of law, municipal or county ordinances, or other legal requirements with respect to the Property or any portion thereof.

(j)                   Declarations. Seller has no knowledge of any declarations of restrictive covenants, conditions, restrictions or easement pertaining to the Land other than those that appear on the title commitment.

(k)                   Easements and Other Agreements. Seller has no knowledge of any default in complying with the terms and provisions of any of the terms, covenants, conditions, restrictions or easements constituting a Permitted Exception.

(l)                   Other Agreements. Except for the Lease, the Commission Agreements (if any) and the Permitted Exceptions, there are no management agreements, service agreements, brokerage agreements, leasing agreements, licensing agreements, easement agreements, or other agreements or instruments in force or effect that (i) grant to any person or any entity any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property, or (ii) establish, in favor of the Property, any right, title, interest in any other real property relating to the use, operation, management, maintenance or repair of all or any part of the Property which, in either event, will survive the Closing or will be binding upon Purchaser other than those which Purchaser has agreed in writing to assume prior to Closing.

(m)                   Condemnation. Seller has no actual knowledge of the commencement of any actual or threatened proceedings for taking by condemnation or eminent domain of any part of the Property.

(n)                   Zoning. Seller has no actual knowledge that the Improvements and Property are not in compliance with all zoning, subdivision and building codes and all other legal requirements, without reliance on any “non-conforming use” or other exception.

(o)                   Insurance. Seller has not received any written notice from the respective insurance carriers which issued any of the insurance policies required to be obtained and maintained by Seller under the Lease stating that any of the policies or any of the coverage provided thereby will not or may not be renewed. Seller shall terminate all of such insurance policies as of Closing and Purchaser shall have no obligations for payments that may come due under any of Seller’s insurance policies for periods of time either prior to or after Closing.

(p)                   Submission Items. All materials, information, records, and documentation delivered or to be delivered to Purchaser by Seller pursuant to this Agreement, including the Seller’s Disclosure Materials, are or upon submission will be complete, true and correct copies of such items as are in Seller’s possession or control.

(q)                   Commitments to Governmental Authority. Seller has no actual knowledge of any commitments having been made to any governmental authority, developer, utility company, school board, church or other religious body or any property owners’ association or to any other organization, group or individual relating to the Property which would impose an obligation upon Purchaser or its successors and assigns to make any contribution or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property. The provisions of this section shall not apply to any local real estate taxes assessed against the Property.

(r)                   Personal Property. All items of Personal Property, if any, are owned outright by Seller, free and clear of any security interest, lien or encumbrance.

(s)                   No Rights to Purchase. Except for this Agreement, Seller has not entered into, and has no actual knowledge of any other agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property.

(t)                   There are no out-of-pocket payments required under the Lease to be paid by Seller or for the benefit of the Tenant which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, free rent and moving, design, refurbishment allowances and costs.

(u)                   Seller has not received and there is no obligation for the Tenant to provide any security deposit pursuant to the Lease.

The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed remade in all material respects by Seller as of the Closing Date, with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by Seller shall survive the Closing for a period of one (1) year (the “Limitation Period”), and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Purchaser gives Seller written notice prior to the expiration of said one (1) year period of such alleged breach with reasonable detail as to the nature of such breach. Notwithstanding anything to the contrary contained in this Agreement, there shall be no survival limitation, except statutory limitations, with respect to acts involving fraud or intentional misrepresentation on behalf of Seller. Seller acknowledges and agrees that Purchaser has relied and has the right to rely upon the foregoing in connection with Purchaser’s consummation of the transaction set forth in this Agreement

Subject to the immediately preceding paragraph, and the Limitation Period and statutory limitations referenced therein, Seller hereby agrees to indemnify, protect, defend (through attorneys reasonably acceptable to Purchaser) and hold harmless Purchaser and its subsidiaries, affiliates, officers, directors, agents, employees, successors and assigns from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) (i) which may be asserted against or suffered by Purchaser or the Property after the Closing Date as a result or on account of any breach of any representation, warranty or covenant on the part of Seller made herein or in any instrument or document delivered by Seller pursuant hereto or (ii) which may at any time following the Closing Date be asserted against or suffered by Purchaser arising out of or resulting from any matter pertaining to the operation by Seller of the Property prior to the Closing Date (whether asserted or accruing before or after Closing). For purposes of this Section 4.1, Seller’s knowledge means the current, actual knowledge of Brian Adamson (“Adamson”) without duty of inquiry or investigation and does not include knowledge imputed to Seller from any other person or entity. In no event shall Adamson have any personal liability hereunder.

Except as otherwise specifically provided herein or in any closing document delivered by Seller at Closing (the “Closing Documents”), Purchaser shall accept the Property at closing “AS-IS, WHERE IS, WITH ALL FAULTS” as to physical and environmental condition. Except as otherwise specifically provided herein or in any Closing Document, Purchaser has not relied on and will not rely on, and Seller is not liable for, nor shall Seller be bound by any expressed or implied warranties, statements, representations or information pertaining to the Property related thereto except as specifically set forth in this Agreement. Purchaser represents to Seller that Purchaser has conducted or will conduct prior to closing, such investigations of the Property, including but not limited to its physical and environmental condition as Purchaser deems necessary to satisfy itself as to the condition of the Property and, except as otherwise specifically provided herein or in any Closing Document, will rely solely upon such inspections and not upon any information provided by or on behalf of Seller or Seller’s agents or employees with respect thereto. Purchaser shall be deemed to have waived, relinquished and released Seller from and against all demands claims causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses, including attorney’s fees and court costs, of any kind or character, known or unknown, which Purchaser might assert or allege due solely to any matter of physical or environmental condition of the Property.

4.2                   Covenants and Agreements of Seller.

(a)                   Seller’s Continued Performance under the Lease. During Pendency of this Agreement Seller shall continue to perform in all material respects all of its obligations under the Lease consistent with the terms and conditions of the Lease.

(b)                   Leasing and Licensing Arrangements. During the pendency of this Agreement, Seller will not enter into any lease or license affecting the Property, or modify or amend in any material respect, or terminate the Lease without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any such requests by Seller shall be accompanied by a copy of any proposed modification, amendment or termination of the Lease or of any new lease or license that Seller wishes to execute between the Effective Date and the Closing Date.

(c)                   New Contracts and Easements. During the pendency of this Agreement, Seller will not enter into any contract or easement, or modify, amend, renew or extend any existing contract or easement, that will be an obligation on or otherwise affect the Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, except contracts entered into in the ordinary course of business that shall be terminated at Closing without penalty or premium to Purchaser.

(d)                   Tenant Estoppel Certificate. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser prior to Closing an original written Tenant Estoppel Certificate signed by Tenant as provided for in Section 6.1(f).

(e)                   Tenant Approvals and Consents. Within three (3) business days after Purchaser’s written request, if any, Seller shall provide the Tenant with written notice of this Agreement and shall continuously pursue in good faith and with commercially reasonable diligence to obtain all of the Tenant’s Approvals and Consents. Seller shall provide to Purchaser a copy of such initial written notice sent to Tenant when made and Seller shall keep Purchaser reasonably informed as to the status of obtaining the Tenant’s Approvals and Consents as and when reasonably requested by Purchaser. In the event Seller is unable to obtain and deliver to Purchaser all of the Tenant’s Approvals and Consents prior to the expiration of the Inspection Period, then Purchaser shall have the right to terminate this Agreement by providing written notice to Seller prior to the expiration of the Inspection Period, in which case the Earnest Money deposited by Purchaser shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

(f)                   Notices. Seller shall, immediately upon Seller’s obtaining actual knowledge thereof, provide Purchaser with a written notice of any event which has a material adverse effect on the Property.

(g)                   Notices of Violation. As soon as Seller has actual knowledge or immediately upon receipt of written notice thereof, Seller shall provide Purchaser with written notice of any violation of any legal requirements or insurance requirements affecting the Property, any service of process relating to the Property or which affects Seller’s ability to perform its obligations under this Agreement, any complaints or allegations of default under the Lease received from Tenant, or any other correspondence or notice received by Seller which has or has the potential to have a material adverse effect on the Property.

(h)                   Declaration Estoppel Certificate. To the extent any recorded or unrecorded declaration of covenants, conditions, restrictions or easements apply to the Land (a “Declaration”), and if requested by Purchaser in writing, Seller shall, in good faith, attempt to obtain and deliver to Purchaser prior to Closing an original written Declaration Estoppel Certificate executed by the appropriate parties, in form and content reasonably acceptable to Purchaser and Purchaser’s Lender (if applicable), which certificate shall (i) be dated within thirty (30) days prior to the Closing Date, (ii) confirm the monetary obligations of the owner of the Property, including any annual maintenance assessments, and (iii) confirm the absence of any defaults by Seller and Tenant under the Declaration as of the date thereof (the “Declaration Estoppel Certificate”). Notwithstanding anything in this Agreement to the contrary, in no event shall Seller’s failure to obtain and deliver the Declaration Estoppel Certain as provided herein shall constitute a default by Seller hereunder, unless Seller fails to make a good faith attempt to request the same from the appropriate parties.

4.3                   Representations and Warranties of Purchaser.

(a)                   Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited partnership under the laws of the State of Delaware. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(b)                   Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)                   No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d)                   Litigation. No investigation, action or proceeding is pending or, to Purchaser’s knowledge, threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by Purchaser shall survive the Closing for a period of one (1) year, (the “Limitation Period”) and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Seller gives Purchaser written notice prior to the expiration of said one (1) year period of such alleged breach with reasonable detail as to the nature of such breach. Notwithstanding anything to the contrary contained in this Agreement, there shall be no survival limitation, except statutory limitations, with respect to acts involving fraud or intentional misrepresentation on behalf of Purchaser. Purchaser acknowledges and agrees that Seller has relied and has the right to rely upon the foregoing in connection with Seller’s consummation of the transaction set forth in this Agreement.

Subject to the immediately preceding paragraph, and the Limitation Period and statutory limitations referenced therein, Purchaser hereby agrees to indemnify, protect, defend (through attorneys reasonably acceptable to Seller) hold harmless Seller and its subsidiaries, affiliates, officers, directors, agents, employees, successors and assigns from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) which may at any time (i) be asserted against or suffered by Seller after the Closing Date as a result or on account of any breach of any warranty, representation or covenant on the part of Purchaser made herein or in any instrument or document delivered pursuant hereto or (ii) following the Closing Date be asserted against or suffered by Seller arising out of or resulting from any matter pertaining to the operation or ownership of the Property by Purchaser from and after the Closing Date. For purposes of this Section 4.3, Purchaser’s knowledge means the current, actual knowledge of David Sobelman (“Sobelman”) without duty of inquiry or investigation and does not include knowledge imputed to Purchaser from any other person or entity. In no event shall Sobelman have any personal liability hereunder.

ARTICLE 5.

CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS

5.1                   Seller’s Closing Deliveries. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser or the Title Agent (as applicable) at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:

(a)                   Deed. A general warranty deed to the Land and Improvements, in the form attached hereto as SCHEDULE 1 (the “Deed”), subject only to the Permitted Exceptions;

(b)                   Bill of Sale. A bill of sale for the Personal Property in the form attached hereto as SCHEDULE 3 (the “Bill of Sale”), with warranty as to the title of the Personal Property;

(c)                   Assignment and Assumption of Lease. An assignment and assumption of Lease and Security Deposits and, to the extent required elsewhere in this Agreement, in the form attached hereto as SCHEDULE 2 (the “Assignment and Assumption of Lease”);

(d)                   Memorandum of Assignment of Lease. To the extent a memorandum of the Lease has been recorded in the county in which the Land is located, a memorandum of assignment of Lease in form acceptable to Seller and Purchaser (the “Memorandum of Assignment of Lease”);

(e)                   Subordination, Non-Disturbance and Attornment Agreement. If applicable, an original Subordination, Non-Disturbance and Attornment Agreement executed by Tenant in form acceptable to Purchaser’s Lender (the “SNDA”);

(f)                   General Assignment. An assignment of the Intangible Property in the form attached hereto as SCHEDULE 5 (the “General Assignment”);

(g)                   Seller’s Affidavit. An owner’s affidavit in the form attached hereto as SCHEDULE 6 (“Seller’s Affidavit”);

(h)                   Seller’s Certificate. A certificate in the form attached hereto as SCHEDULE 6 (“Seller’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Seller’s representations, warranties, and agreements set forth in Section 4.1 hereof;

(i)                   FIRPTA Certificate A FIRPTA Certificate in the form attached hereto as SCHEDULE 8;

(j)                   Evidence of Authority Such documentation as may reasonably be required by the Title Company to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered;

(k)                   Settlement Statement A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(l)                   Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Property as are in the possession of Seller to the extent not theretofore delivered to Purchaser;

(m)                   Lease. To the extent the same are in Seller’s possession and not previously delivered to Purchaser by Seller, original executed counterparts of the Lease;

(n)                   Notice of Sale. Seller will join with Purchaser (or its Affiliate) in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (the “Notice of Sale”), which Purchaser shall send to Tenant under the Lease informing such tenant of the transfer of the Property and of assignment to and assumption by Purchaser (or its Affiliate) of the Lease and Security Deposit and directing that all rent and other sums payable for periods after the Closing under the Lease shall be paid as set forth in the notice;

(o)                   Keys. All of the keys to any door or lock on the Property in Seller’s possession, if any; and

(p)                   Other Documents. Such other documents as shall be reasonably requested by Purchaser’s counsel or the Title Agent to effectuate the purposes and intent of this Agreement.

5.2                   Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller or the Title Company (as applicable) at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:

(a)                   Assignment and Assumption of Lease. An Assignment and Assumption of Lease;

(b)                   Memorandum of Assignment of Lease. To the extent applicable, a Memorandum of Assignment of Lease;

(c)                   General Assignment. A General Assignment;

(d)                   Purchaser’s Certificate. A certificate in the form attached hereto as SCHEDULE 9 (“Purchaser’s Certificate”), evidencing the reaffirmation of the truth and accuracy in all material respects of Purchaser’s representations, warranties and agreements contained in Section 4.3 of this Agreement;

(e)                   Settlement Statement A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(f)                   Notice of Sale. A Notice of Sale; and

(g)                   Other Documents. Such other documents as shall be reasonably requested by Seller’s counsel or the Title Agent to effectuate the purposes and intent of this Agreement.

5.3                   Closing Costs. Seller shall pay the cost of the documentary/revenue stamps, transfer taxes, excise taxes imposed by the State of Illinois or the county in which the Land is located upon the conveyance of the Property pursuant hereto, the cost of the Title Commitment and the Title Policy, including title examination fees related thereto and any updates to the Title Commitment, the attorneys’ fees of Seller, the cost of obtaining and recording any curative title instruments, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the cost of the Survey, all recording fees on all instruments to be recorded in connection with this transaction (except any curative title instruments), the cost of any endorsements to the Title Policy, the cost of any loan policy of title insurance and endorsements thereto, documentary stamps and intangible taxes with respect to any loan obtained by Purchaser, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property and in closing and consummating the purchase and sale of the Property pursuant hereto. All other closing costs including transfer taxes, will be allocated between Seller and Purchaser in the manner customary for transactions of this nature in the county where the Property is located.

5.4                   Prorations and Credits. The items in this Section 5.4 shall be prorated between Seller and Purchaser or credited, as specified:

(a)                   Taxes. All general real estate taxes and special assessments imposed by any governmental authority (“Taxes”) for the year in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing, except those for which the Tenant is obligated to pay directly to the applicable taxing authority pursuant to the Lease. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Taxes shall be prorated for such calendar year or other applicable tax period based upon the amount equal to the prior year’s tax bill.

(b)                   Reproration of Taxes. After receipt of final Taxes and other bills, if the difference in the prorated amount exceeds $1,000, then Purchaser shall prepare and present to Seller a calculation of the reproration of such Taxes and other items, based upon the actual amount of such items charged to or received by the parties for the year or other applicable fiscal period. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser’s calculation and appropriate back-up information. Purchaser shall provide Seller with appropriate backup materials related to the calculation, and Seller may inspect Purchaser’s books and records related to the Property to confirm the calculation. The provisions of this Section 5.4(b) shall survive the Closing for a period of one (1) year after the Closing Date.

(c)                   Rents, Income and Other Expenses. Rents and any other amounts payable by Tenant under the Lease shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Purchaser shall receive at Closing a credit for Purchaser’s pro rata share of the rents, additional rent, Taxes, tenant reimbursements and escalations, and all other payments payable for the month of Closing and for all other rents and other amounts that apply to periods from and after the Closing, but which are received by Seller prior to Closing. Purchaser agrees to pay to Seller, upon receipt, any rents or other payments by Tenants under the Lease that apply to periods prior to Closing but are received by Purchaser after Closing; provided, however, that any delinquent rents or other payments by Tenant shall be applied first to any current amounts owing by Tenant, then to delinquent rents in the order in which such rents are most recently past due, with the balance, if any, paid over to Seller to the extent of delinquencies existing at the time of Closing to which Seller is entitled; it being understood and agreed that Purchaser shall not be legally responsible to Seller for the collection of any rents or other charges payable with respect to the Lease or any portion thereof, which are delinquent or past due as of the Closing Date. Seller shall be responsible for collecting and remitting all sales and use taxes that are due or become due on rent payments under the Lease received by Seller prior to Closing. Purchaser shall be responsible for collecting and remitting all sales and use taxes that become due on rent payments under the Lease received by Purchaser after Closing. The provisions of this Section 5.4(c) shall survive the Closing.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1                   Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions on or before Closing or on or before such time specified in this Agreement (whichever is applicable), any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing Date (collectively, the “Conditions Precedent”):

(a)                   No material adverse change in the condition of the Property has occurred since the Effective Date of this Agreement.

(b)                   Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including, but not limited to Section 5.1 hereof.

(c)                   Seller shall have performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement.

(d)                   Seller shall have completed all of “Landlord’s Work” (as defined in the Lease) consistent with the terms and conditions of the Lease and Tenant has accepted possession of the Improvements as evidenced in writing by Tenant.

(e)                   All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing.

(f)                   At least ten (10) business days prior to the Closing, Seller shall obtain and deliver to Purchaser an original executed Tenant Estoppel Certificate from Tenant in the form attached hereto to as Schedule 7 or which otherwise provides certifications reasonably satisfactory to Purchaser and Purchaser’s Lender (if applicable), which at a minimum shall (i) be dated within thirty (30) days prior to the Closing Date, (ii) confirm the material terms of the applicable Lease, as contained in the copy of the Lease delivered to Purchaser hereunder, and (iii) confirm the absence of any defaults by Seller and Tenant under the Lease as of the date thereof.

(g)                   To the extent applicable, Seller has delivered to Purchaser the executed Declaration Estoppel Certificate as provided in Section 4.2(h) above.

(h)                   The delivery by the Title Agent on the Closing Date of a “marked up” Title Commitment, subject only to the Permitted Exceptions, with gap coverage, deleting all requirements and deleting the standard exceptions.

In the event any of the conditions in this Section 6.1 have not been satisfied (or otherwise waived in writing by Purchaser) on or before the time period specified herein (as same may be extended or postponed as provided in this Agreement), Purchaser shall have the right to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money to Purchaser; and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.

ARTICLE 7.

CASUALTY AND CONDEMNATION

7.1                   Casualty. Risk of loss up to the Closing shall be borne by Seller. In the event of any immaterial damage or destruction to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and Purchaser will receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive) any insurance proceeds due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies. For purposes of this Agreement, the term “immaterial damage or destruction” shall mean such instances of damage or destruction: (i) which can be repaired or restored at a cost of Ten Thousand and No/100 Dollars ($10,000.00) or less; (ii) which can be restored and repaired within sixty (60) days from the date of such damage or destruction; and (iii) in which Seller’s rights under its insurance policy covering the Property are assignable to Purchaser and will continue pending restoration and repair of the damage or destruction.

In the event of any material damage or destruction to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within the earlier of twenty (20) days after Purchaser is notified by Seller of such damage or destruction, or the Closing Date, but in no event less than ten (10) days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, or (ii) proceed to close under this Agreement, receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive) any insurance proceeds due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. If Purchaser elects clause (ii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from Seller’s insurers. For purposes of this Agreement “material damage or destruction” shall mean all instances of damage or destruction that are not immaterial, as defined herein.

7.2                   Condemnation. If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received written notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within thirty (30) days after the receipt of such notice from Seller, elect to terminate this Agreement. If Purchaser chooses to terminate this Agreement in accordance with this Section 7.2, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. If Purchaser does not elect to terminate this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Property that have been or that may thereafter be made for such taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as provided in this Section 7.2 (and either the 30-day period within which Purchaser has a right to terminate this Agreement pursuant to this Section 7.2 has expired or Purchaser has agreed to waive its right to terminate this Agreement), and provided that the Inspection Period has expired and Purchaser has delivered the Earnest Money to Escrow Agent, (i) Purchaser shall thereafter be permitted to participate in the proceedings as if Purchaser were a party to the action, and (ii) Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.

ARTICLE 8.

DEFAULT AND REMEDIES

8.1                   Purchaser’s Default. If Purchaser fails to consummate this transaction for any reason other than Seller’s default, failure of a condition to Purchaser’s obligation to close or the exercise by Purchaser of an express right of termination granted herein, Seller shall be entitled, as its sole remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of Seller’s probable loss in the event of default by Purchaser. Seller’s retention of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue the Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. Nothing contained in this Section 8.1 to the contrary shall release or absolve Purchaser from its obligation to indemnify, defend and hold Seller harmless under those provisions of this Agreement which by their express terms survive the termination of this Agreement.

8.2                   Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Purchaser as expressly provided herein, Purchaser shall be entitled, as its remedy, either (a) to terminate this Agreement and receive the return of the Earnest Money from Escrow

Agent, together with Purchaser’s actual out-of-pocket costs and expenses incurred with respect to this transaction which shall be reimbursed by Seller, in an amount not to exceed Fifty Thousand Dollars ($50,000.00) to Purchaser within ten (10) business days after Purchaser’s delivery of commercially reasonable documentation supporting such costs and expenses (in such event, the right to retain the Earnest Money plus costs shall be full liquidated damages and, except as set forth herein, shall be Purchaser’s sole and exclusive remedy in the event of a default hereunder by Seller, and Purchaser hereby waives and releases any right to sue Seller for damages), or (b) to enforce specific performance of Seller’s obligation to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement. If specific performance is not available to Purchaser as a result of Seller having sold the Property or any portion thereof to another party, or as a result of a willful and intentional act or omission of Seller, then, in addition to Purchaser’s termination right and reimbursement referenced, in an amount not to exceed Fifty Thousand Dollars ($50,000.00), Purchaser shall have all remedies available at law or in equity.

8.3                   Fraud/Misrepresentation. Notwithstanding anything contained in Section 8.1 or 8.2 above, either party may pursue the other party for any legal or equitable remedy which may be available as a result of fraud committed by the other party or a willful and intentional misrepresentation made by the other party.

ARTICLE 9.

ASSIGNMENT

9.1                   Assignment. Subject to the next following sentence, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other. Notwithstanding the foregoing to the contrary, this Agreement and Purchaser’s rights hereunder may be transferred and assigned to any entity that is an Affiliate of Purchaser; provided, however, that no such assignment shall release Purchaser from any of its liabilities and/or obligations under this Agreement Any assignee or transferee under any such assignment or transfer by Purchaser as to which Seller’s written consent has been given or as to which Seller’s consent is not required hereunder shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

ARTICLE 10.

BROKERAGE COMMISSIONS

10.1                 Brokers. All negotiations relative to this Agreement and the purchase and sale of the Property as contemplated by and provided for in this Agreement have been conducted by and between Seller and Purchaser without the assistance or intervention of any person or entity as agent or broker other than Generation Income Properties, L.P., a Delaware limited partnership and Tom Fritz at Stan Johnson Co. Seller and Purchaser warrant and represent to each other that Seller and Purchaser have not entered into any agreement or arrangement and have not received services from any other broker, realtor, or agent or any employees or independent contractors of any other broker, realtor or agent, and that, there are and will be no broker’s, realtor’s or agent’s commissions or fees payable in connection with this Agreement or the purchase and sale of the Property by reason of their respective dealings, negotiations or communications other than amounts due Generation Income Properties, L.P., and Stan Johnson Co. as provided herein. Seller agrees to pay Generation Income Properties, L.P., an acquisition fee of one percent (1.0%) of the Purchase Price at Closing. Seller agrees to pay Stan Johnson Co. two percent (2.0%) of the Purchase Price at Closing. Seller and Purchaser agree to hold each other harmless from and to indemnify the other against any liabilities, damages, losses, costs, or expenses incurred by the other in the event of the breach or inaccuracy of any covenant, warranty or representation made by it in this Section 10.1. Purchaser hereby discloses to Seller and Seller hereby acknowledges that David Sobelman, the President of the beneficial owner of Generation Income Properties, L.P., is a licensed real estate broker. The provisions of this Section 10.1 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 11.

MISCELLANEOUS

11.1                 Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile transmission, by email or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses, facsimile numbers or email addressed set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	Generation Income Properties, L.P.
401 East Jackson Street, Suite 3300
Tampa, Florida 33602
Attention: David Sobelman
Facsimile: (813) 448-1234
Email: ds@gipreit.com

with a copy to:	Trenam Law
200 Central Avenue, Suite 1600
St. Petersburg, Florida 33701
Attention: Timothy M. Hughes, Esq.
Facsimile: (727) 502-3408
Email: thughes@trenam.com

SELLER:	I-Rockford LLC
c/o ICAP Development LLC
833 East Michigan Street, Suite 540
Milwaukee, WI 53202
Attention: Brian Adamson
Email: brian.adamson@icap-dev.com

with a copy to:	Cramer, Multhauf & Hammes, LLP
1601 E. Racine Avenue, Suite 200
Waukesha, WI 53186

Attention: Brian M. Brejcha, Esq.
Email: bmb@cmhlaw.com

ESCROW AGENT:	First American Title National Commercial Services
833 E. Michigan Street, Suite 550
Milwaukee, WI 53202
Phone: (414) 224-1778
Attention: Danielle Farina
Email: dfarina@firstam.com

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) business day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt, and (iii) sent by facsimile or email transmission shall be deemed effectively given or received on the day of transmission of such notice and electronic confirmation of such transmission is received by the transmitting party. Any notice or other communication given in the manner provided above by counsel for either party shall be deemed to be notice or such other communication from the party represented by such counsel.

11.2                 Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions and the rights of the Tenant under the Lease, shall be delivered by Seller to Purchaser at the time of Closing.

11.3                 Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

11.4                 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

11.5                 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.6                 Survival. The provisions of this Article 11 and all other provisions in this Agreement which expressly provide that they shall survive the Closing (subject to any specific limitations) or any earlier termination of this Agreement shall not be merged into the execution and delivery of the Deed.

11.7                 General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by both Seller and Purchaser. Subject to the provisions of Section 9.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Time is of the essence in this Agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Illinois. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

11.8                 Attorney’s Fees. If Purchaser or Seller brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover court costs and reasonable attorney’s fees (at all levels of trial and appeal, and including the determination of court costs and reasonable attorney’s fees) actually incurred from the other.

11.9                 Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile or by scanned image (e.g., .pdf file extension) as an attachment to an email and the signature page of either party to any counterpart may be appended to any other counterpart.

11.10               State Specific Provisions. Within the Inspection Period, to the extent the laws of the State of Illinois require any notice, disclosure or other provision to be included in this Agreement, the parties agree to cooperate in good faith to have such provisions incorporated into this Agreement pursuant to a written amendment to this Agreement executed by Seller and Buyer.

[Remainder of Page Intentionally Blank – Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

I-ROCKFORD LLC,

a Wisconsin limited liability company

By: /s/ Brian R Adamson

Name: Brian R Adamson

Title: Manager

Date of Execution:

June 22, 2021

PURCHASER:

GENERATION INCOME PROPERTIES, L.P.,

a Delaware limited partnership

By: Generation Income Properties, Inc.,

Its Sole General Partner

By: _______________________________

Name: _____________________________

Title: ______________________________

Date of Execution:

June __, 2021

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

I-ROCKFORD LLC,

a Wisconsin limited liability company

By: _____________________________________

Name: ___________________________________

Title: ____________________________________

Date of Execution:

June __, 2021

PURCHASER:

GENERATION INCOME PROPERTIES, L.P.,

a Delaware limited partnership

By: Generation Income Properties, Inc.,

Its Sole General Partner

By: /s/ David Sobelman

Name: David Sobelman

Title: President / CEO

Date of Execution:

June 22, 2021

EXHIBIT “A”

LEGAL DESCRIPTION OF THE LAND

LOT 2 AS DESIGNATED UPON THE PLAT OF WILLIAMS MANNY SUBDIVISION OF PART OF THE EAST HALF OF THE NORTHEAST QUARTER OF SECTION 27, TOWNSHIP 44 NORTH, RANGE 2 EAST OF THE THIRD PRINCIPAL MERIDIAN, THE PLAT OF WHICH SUBDIVISION IS RECORDED IN BOOK 40 OF PLATS ON PAGE 27A IN THE RECORDER’S OFFICE OF WINNEBAGO COUNTY, ILLINOIS.

Exhibit “A” – Page 1

EXHIBIT “B”

LIST OF PERSONAL PROPERTY

All furniture (including the “LL Furniture”, as defined in the Lease), carpeting, draperies, appliances, personal property, machinery, apparatus and equipment owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon, and all of Seller’s lease file, including any printed financial documents and expense reports, with copies of invoices or receipts for the items listed in any expense reports (excluding confidential information (redacted as necessary) and any attorney work product or attorney-client privileged documents) relating to the Land and Improvements. The Personal Property shall not include any property owned by tenants, contractors or licensees.

Exhibit “B” – Page 1

EXHIBIT “C”

LIST OF

EXISTING COMMISSION AGREEMENTS

I.       Commission Agreements Entered Into By Seller During Its Ownership of Property: None.

Exhibit “C” – Page 1

SCHEDULE 1

FORM OF GENERAL WARRANTY DEED

[SUBJECT TO REVIEW AND APPROVAL OF LOCAL CO-COUNSEL]

Prepared by and after

recording return to:

____________________

____________________

____________________

Excise Tax Paid: $____________

Tax Lot No. ____________

Parcel Identifier No .____________

Verified by Dare County on the ____ day of 20____ by  ________________

____________________________________________________________________________

GENERAL WARRANTY DEED

THIS GENERAL WARRANTY DEED is made as of _________________, 20____, by _________________________________, a __________________________, whose address is _________________________________ (hereinafter referred to as “Grantor”) to _________________________________, a __________________________, whose address is _________________________________, (hereinafter referred to as “Grantee”).

(Whenever used herein, the terms “Grantor” and “Grantee” shall be deemed to include all of the parties to this instrument and the successors and assigns of each party.)

WITNESSETH:

THAT, the Grantor, for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby grants, bargains, sells, conveys, confirms, remises, releases and transfers unto the Grantee all that certain land situate in _______ County, ____________, legally described on Exhibit A hereto;

TOGETHER WITH all tenements, hereditaments and appurtenances, and every privilege, right, title, interest and estate, reversion, remainder and easement thereto belonging or in anywise appertaining (collectively, the “Property”).

All or a portion of the Property herein conveyed does not include the primary residence of the Grantor.

TO HAVE AND TO HOLD, the same in fee simple forever.

AND the Grantor does hereby covenant with the Grantee that the Grantor is lawfully seized of the Property in fee simple; that it has good, right and lawful authority to sell and convey the Property; that it warrants the title to the Property and will defend the same, subject only to and except for the matters referred to on Exhibit “B” attached hereto, against the lawful claims of all persons

Schedule 1 – Page 1

whomsoever; provided, however, reference to the matters set forth on Exhibit “B” attached hereto shall not serve to reimpose same.

IN WITNESS WHEREOF, the Grantor has caused this General Warranty Deed to be executed and delivered as of the day and year first above written.

Signed, sealed and delivered

in the presence of:

GRANTOR:
WITNESS:	____________________________________
a ___________________________________

_______________________________	By: _________________________________
Printed Name:___________________	Printed Name:_________________________
Title:________________________________

_______________________________
Printed Name:___________________

STATE OF ___________________)

COUNTY OF _________________)

I, a Notary Public of the County of _______________, State aforesaid that ______________________________, as _____________________ of _________________________ , a ____________________, on behalf of the _______________. He/She (check one) (_) is personally known to me or (_) has produced ____________________ as identification.

(Official Stamp-Seal)

Official Signature of Notary Public

_________________________________________

(Type, Print or Stamp Name)

My commission expires:_____________________

Schedule 1 – Page 2

EXHIBIT A

LEGAL DESCRIPTION

Schedule 1 – Page 3

EXHIBIT B

PERMITTED ENCUMBRANCES

Schedule 1 – Page 4

SCHEDULE 2

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

AND SECURITY DEPOSIT

[SUBJECT TO REVIEW AND APPROVAL OF LOCAL CO-COUNSEL]

ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSIT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AND SECURITY DEPOSIT (“Assignment”) is made and entered into as of the ____ day of ___________, 20__, by and between, a _____________________ (“Assignor”), and __________________, a __________________ (“Assignee”).

W I T N E S S E T H:

WHEREAS, contemporaneously with the execution hereof, Assignor has conveyed to Assignee certain real property commonly known as “_______________________” located in ____________, ______________ County, _____________, and more particularly described on Exhibit “A” attached hereto (the “Property”) ; and

WHEREAS, in connection with said conveyance, Assignor desires to transfer and assign to Assignee all of Assignor’s right, title and interest in and to that certain _______ affecting the Property, together with the security deposits associated therewith, and, subject to the terms and conditions hereof, Assignee desires to assume Assignor’s obligations in respect of said lease and the security deposits.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid to Assignor by Assignee, Assignee’s purchase of the Property and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Assignor and Assignee, Assignor and Assignee hereby covenant and agree as follows:

1.         Assignor hereby unconditionally and absolutely assigns, transfers, sets over and conveys to Assignee all of Assignor’s right, title and interest as landlord in and to the Lease and all of the rights, benefits and privileges of the landlord thereunder, including without limitation all of Assignor’s right, title and interest in and to all security deposits and rentals thereunder.

2.         Assignee hereby assumes all liabilities and obligations of Assignor under the Lease which arise on or after the date hereof and agrees to perform all obligations of Assignor under the Lease which are to be performed or which become due on or after the date hereof (except those obligations for which Assignee is indemnified pursuant to Section 3 below for which Assignor shall remain liable and except for those obligations arising due to acts or omissions occurring prior to the date hereof).

3.         Assignor shall indemnify and hold Assignee harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees and costs) arising out of (a) any obligation or liability of the landlord or lessor under the Lease which was to be performed or which became due during the period in which Assignor owned the Property, and (b) any obligation or liability

Schedule 2 – Page 1

of landlord under the Lease arising after the date hereof relating to acts or omissions occurring prior to the date hereof during the period Assignor owned the Property.

4.         Assignee shall indemnify and hold Assignor harmless from any claim, liability, cost or expense (including without limitation reasonable attorneys’ fees) arising out of Assignee’s failure to perform any obligations or liability of the landlord under the Lease arising on or after the date upon which the Lease is assumed by Assignee hereunder.

5.         This Assignment shall inure to the benefit of and be binding upon Assignor and Assignee, their respective legal representatives, successors and assigns. This Assignment may be executed in counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same Assignment.

IN WITNESS WHEREOF, the duly authorized representatives of Assignor and Assignee have caused this Assignment to be properly executed under seal as of this day and year first above written.

ASSIGNOR:

______________________, a _____________________

By: __________________________________________

Name: ________________________________________

Its: ___________________________________________

ASSIGNEE:

______________________, a _____________________

By: __________________________________________

Name: ________________________________________

Title: _________________________________________

Schedule 2 – Page 2

EXHIBIT A

Legal Description

Schedule 2 – Page 3

SCHEDULE 3

FORM OF BILL OF SALE TO PERSONAL PROPERTY

[SUBJECT TO REVIEW AND APPROVAL OF LOCAL CO-COUNSEL]

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made and entered into as of the __________ day of _____________, 20_____, by _________________________________________________, a (“Seller”), for the benefit of ________________________, a _______________________________ (“Purchaser”).

W I T N E S S E T H:

WHEREAS, contemporaneously with the execution hereof, Seller has conveyed to Purchaser certain improved real property commonly known as “_________________________________” located in __________,__________ County, _____________ and more particularly described on Exhibit “A” attached hereto (the “Property”); and

WHEREAS, in connection with said conveyance, Seller desires to transfer and convey to Purchaser all of Seller’s right, title and interest in and to certain tangible personal property, inventory and fixtures located in and used exclusively in connection with the ownership, maintenance or operation of the Property and the Improvements thereon;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid to Seller by Purchaser, the premises and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Seller and Purchaser, it is hereby agreed as follows:

1.         All capitalized terms not defined herein shall have the meanings ascribed to such terms as set forth in that certain Purchase and Sale Agreement dated as of __________, 20__, between Seller and Purchaser (the “Sales Contract”).

2.         Seller hereby unconditionally and absolutely transfers, conveys and sets over to Purchaser, without warranty or representation of any kind, express or implied, except as set forth specifically herein or in the Sales Contract, all right, title and interest of Seller in any and all furniture (including common area furnishings and interior landscaping items), carpeting, draperies, appliances, personal property (excluding any computer software which either is licensed to Seller or Seller deems proprietary), machinery, apparatus and equipment owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon, including, without limitation, all of Seller’s right, title and interest in and to those items of tangible personal property set forth on Exhibit “B” attached hereto (the “Personal Property”). The Personal Property does not include any property owned by tenants, contractors or licensees.

3.         Seller covenants to Purchaser that Seller is the lawful owner of the Personal Property; that, except for tangible personal property taxes for the year 20 and subsequent years, the Personal Property is free from all encumbrances; that Seller has the right to sell the Personal Property, and that

Schedule 3 – Page 1

Seller will warrant and defend the sale of the Personal Property hereby made, unto Purchaser against the lawful claims of all persons whomsoever.

4.         This Bill of Sale shall inure to the benefit of Purchaser, and be binding upon Seller, and their respective legal representatives, transfers, successors and assigns.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed under seal as of this day and year first above written.

_________________________________________,

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

Schedule 3 – Page 2

Exhibit “A”

Legal Description

Schedule 3 – Page 3

Exhibit “B”

List of Personal Property

All furniture (including the “LL Furniture”, as defined in the Lease), carpeting, draperies, appliances, personal property, machinery, apparatus and equipment owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon, and all of Seller’s lease file, including any printed financial documents and expense reports, with copies of invoices or receipts for the items listed in any expense reports (excluding confidential information (redacted as necessary) and any attorney work product or attorney-client privileged documents) relating to the Land and Improvements. The Personal Property shall not include any property owned by tenants, contractors or licensees.

Schedule 3 – Page 4

SCHEDULE 4

FORM OF GENERAL ASSIGNMENT OF

SELLER’S INTEREST IN INTANGIBLE PROPERTY

[SUBJECT TO REVIEW AND APPROVAL OF LOCAL CO-COUNSEL]

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (“Assignment”) is made and entered into as of the ____ day of ________________, 20____ by _________________________________________ a (“Assignor”) to ______________________, a ___________________ (“Assignee”).

W I T N E S S E T H:

WHEREAS, contemporaneously with the execution hereof, Assignor has conveyed to Assignee certain real property located in _____________, ____________ County, ___________, and more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Property”); and

WHEREAS, in connection with said conveyance, Assignor desires to transfer and assign to Assignee all of Assignor’s right, title and interest (if any) in and to all assignable entitlements and other intangible property used and owned by Assignor (if any) in connection with the Property.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid to Assignor by Assignee, the premises and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Assignor and Assignee, Assignor and Assignee hereby covenant and agree as follows:

1.         Assignor hereby unconditionally and absolutely assigns, transfers, sets over and conveys to Assignee, to the extent assignable, with those warranties and representations contained in that certain Purchase and Sale Agreement dated as of _________, 20__ , between Assignor and Assignee (the “Contract”) applicable to the property assigned herein, all of Assignor’s right, title and interest in and to all intangible property, if any, owned by Assignor related to the real property and improvements constituting the Property, including, without limitation, Assignor’s rights and interests in and to the following (i) all assignable plans and specifications and other architectural and engineering drawings for the Land and Improvements (as defined in the Contract); (ii) all assignable warranties or guaranties given or made in respect of the Improvements or Personal Property (as defined in the Contract); and (iii) all transferable consents, authorizations, concurrency reservations, development rights, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements (collectively, the “Intangible Property”).

The term “Intangible Property” shall be deemed to include only the items specifically described herein and then only to the extent that same (a) are owned by Assignor, (b) are transferable or assignable to Assignee, and (c) relate solely to the occupancy, use, maintenance and operation of the Land or Improvements.

Schedule 4 – Page 1

2.         This Assignment shall inure to the benefit and be binding upon Assignor and Assignee and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, the duly authorized representative of Assignor has caused this Assignment to be properly executed under seal as of this day and year first above written.

ASSIGNOR:

_________________________________________,

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

Schedule 4 – Page 2

Exhibit “A”

Legal Description

Schedule 4 – Page 3

SCHEDULE 5

FORM OF SELLER’S AFFIDAVIT

(FOR PURCHASER’S TITLE INSURANCE PURPOSES)

SELLER’S AFFIDAVIT

STATE OF _____________

COUNTY OF ___________

Personally appeared before me, the undersigned deponent who being duly sworn, deposes and says on oath for and on behalf of the Owner (as defined below) the following to the best of his knowledge and belief:

1.         That the undersigned is the ___________________________________________ of, a _____________________ (hereinafter referred to as “Owner”) and as such officer of the Owner, the undersigned has personal knowledge of the facts sworn to in this Affidavit.

2.         That Owner is the owner of certain real property located in ___________ County, ___________, being described on EXHIBIT A, attached hereto and made a part hereof (hereinafter referred to as the “Property”), subject, to the undersigned’s knowledge, to those matters set forth on the Title Commitment attached hereto as EXHIBIT B and made a part hereof.

3.         That Owner is in possession of the Property, and to the best knowledge and belief of the undersigned, no other parties have any claim to possession of the Property, except as set forth on EXHIBIT B hereto.

4.         That the undersigned is not aware of and has received no notice of any pending suits, proceedings, judgments, bankruptcies, liens or executions against the Owner which affect title to the Property.

5.         That, to the undersigned’s knowledge, except as may be set forth on EXHIBIT B hereto, there are no unpaid or unsatisfied security deeds, mortgages, claims of lien, special assessments for sewer or streets, or ad valorem taxes which constitute a lien against the Property or any part thereof.

6         .That no improvements or repairs have been made upon the Property at the instance of Owner within the ninety-five (95) days immediately preceding the date hereof for which the cost has not been paid and there are no outstanding bills for labor or materials used in making improvements or repairs on the Property at the instance of Owner or for services of architects, surveyors, or engineers incurred in connection therewith at the instance of Owner.

7.         That to the undersigned’s knowledge there are no boundary disputes affecting the Property.

9.         To the undersigned’s knowledge, there are no matters pending by or against Owner that could give rise to a lien that could attach to the Property between __________________ at a.m., the date of the last certification (the “Last Certification Date”) of ______________ Title Insurance

Schedule 5 – Page 1

Company (the “Title Company”) Title Insurance Commitment No. _____________________ (the “Commitment”) and the date of the recording of the deed (the “Deed”) from Owner to __________ (“Purchaser”). Subsequent to the Last Certification Date Owner has not executed, and will not execute, any instrument that would adversely affect the title to the Property except as contained in the Commitment. Owner will indemnify and hold the Title Company harmless from all liens or title defects created by or against Owner subsequent to the Last Certification Date and prior to recordation of the Deed (provided, however, that the Title Company promptly records the Deed). Owner is executing this Affidavit, in part, for the purpose, allowing immediate disbursement of the proceeds of the sale of the Property, and inducing the Title Company to insure against defects in title arising subsequent to the Last Certification Date but prior to recordation of the Deed.

10.       That this Affidavit is made to induce _______________________________ Title Insurance Company to insure title to the Property, without exception other than as set forth on EXHIBIT B hereto, relying on information in this document.

Sworn to and subscribed before me,

this _____ day of ____________, 20__.

By: _________________________

Name: _______________________

Title: ________________________

______________________________

Notary Public

My Commission Expires:

______________________________

(NOTARIAL SEAL)

Schedule 5 – Page 2

EXHIBIT A

Legal Description

Schedule 5 – Page 3

EXHIBIT B

Existing Encumbrances

Schedule 5 – Page 4

SCHEDULE 6

FORM OF SELLER’S CERTIFICATE

(AS TO SELLER’S REPRESENTATIONS AND WARRANTIES)

SELLER’S CERTIFICATE AS TO REPRESENTATIONS

THIS SELLER’S CERTIFICATE AS TO REPRESENTATIONS (this “Certificate”) is given and made by ___________________________________________________________ a (“Seller”), this ____ day of _______________, 20__, for the benefit of _________________, a __________________ (“Purchaser”).

Pursuant to the provisions of that certain Purchase and Sale Agreement, dated as of _____________, 20__, between Seller and Purchaser (the “Contract”), for the purchase and sale of certain real property located in ____________,__________County,_________, and more particularly described on EXHIBIT “A” attached hereto and made a part hereof (the “Property”), Seller certifies all of the representations and warranties of Seller contained in Section 4.1 of the Contract remain true and correct in all material respects as of the date hereof; and

The representations and warranties contained herein shall, subject to the limitations set forth in Section 4.1 of the Contract, survive for a period of two (2) years after the date hereof, and upon the expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Purchaser shall give Seller written notice prior to the expiration of said two (2) year period of such alleged breach with reasonable detail as to the nature of such breach.

IN WITNESS WHEREOF, Seller has caused this Certificate to be executed by its duly authorized representative as of the day and year first above written.

_____________________________________, a

By: _____________________________________

Name: ___________________________________

Title: ____________________________________

Schedule 6 – Page 1

EXHIBIT “A”

LEGAL DESCRIPTION

Schedule 6 – Page 2

SCHEDULE 7

FORM OF TENANT ESTOPPEL CERTIFICATE

(subject to review and approval of local co-counsel)

TENANT ESTOPPEL CERTIFICATE

TO:

______________________ (“Tenant”) hereby certifies to _______________ (“Buyer”), and to Buyer’s lenders, affiliates, principals, successor and/or assigns (collectively, the “Buyer Parties”) as follows:

1.         Tenant is the present tenant under that certain Lease (the “Lease”) dated _____________,______ by and between _______________________(as “Landlord”). The Lease is in full force and effect and has not been modified, changed, altered, or amended in any respect, except as follows (insert “none” if applicable):

________________________________________________________________________________

________________________________________________________________________________

________________

2.         The Lease is for the leased premises (the “Premises”) described as __________________________________________________,___________,__________ County, __________.

3.         A true and complete copy of the Lease, including all modifications of the Lease, if any, is attached to this Certificate.

4.         To the best of Tenant’s knowledge, the information set forth below is true and correct:

*Square footage covered by the Lease: __________

*Annual rent for 20__:___________________ plus applicable sales tax of

_____________ payable in monthly payments of ________

plus applicable sales tax of ______________________.

*Lease commencement date: ____________________.

*Lease termination date: _______________________.

*Extension Options: __________________________________________________.

*Rent is paid to and including:___________________.

*Additional rent being paid is for and in the amount of: ____________.

*Security Deposit: ____________

*Prepaid rental for and in amount of: ______________.

5.         No rent has been collected in the current month other than as provided for in the Lease. Landlord has paid, credited or satisfied its entire obligation to Tenant with respect to all free rent or other concessions, benefits, or inducements whether specified in the Lease or otherwise except as set

Schedule 7 – Page 1

forth below (if none, insert, “None”):
________________________________________________________________________________

________________________________________________________________________________

6.         The Lease is not in default nor has there occurred any event which, by lapse of time or otherwise, will result in any default.  There are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy laws or other laws for the relief of debtors of the United States, the State of _____________, or any other State.

7.         As of the date of this Certificate, Tenant has no claims against Landlord and/or Landlord’s management company, nor is Tenant entitled to any credit, offset, or deduction in rent

8.         Tenant has not deposited or caused to be deposited any hazardous waste or similar materials on, under or about the Premises, and has not used the Premises in any other manner which would violate any local, state or federal environmental laws; no proceedings have been instituted and no notices have been received concerning any alleged violation of environmental laws or ordinances and Tenant has not received any notice that such materials are or may be on, under or about the Premises

9.         The undersigned is duly authorized to execute and deliver this certificate for and on behalf of the Tenant.

10.        Tenant has not assigned all or any part of its interest in and to the Lease, as security or otherwise, and has not subleased all or any part of the Premises.

11.        Upon Landlord’s transfer of the property in which the Premises is located to Buyer, Tenant shall attorn to and recognize Buyer as landlord under the Lease and the Lease shall remain in full force and effect.

Tenant hereby acknowledges and agrees that Buyer and its assignees and Lender and its assignees shall be entitled to rely on the truth and accuracy of the foregoing certifications made by Tenant

Dated this __________ day of ___________________, 2___.

TENANT: ______________________________

By: ____________________________________

Title: __________________________________

Schedule 7 – Page 2

SCHEDULE 8

FORM OF SELLER’S FIRPTA AFFIDAVIT

FIRPTA AFFIDAVIT

STATE OF _______________ )

                                                   )                                             KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF _____________ )

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform _____________________, a ________________ (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by ____________________, a ________________ (“Transferor”), Transferor hereby certifies the following:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. employer identification number is: _________________.

3.	Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(iii); and

4.	Transferor’s office address is: __________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document.

Executed this _________ day of ______________, 20__.

TRANSFEROR:

a ________________________________________________

By: ______________________________________________

Printed Name: _____________________________________

Title: ____________________________________________

The foregoing instrument was acknowledged before me this _______ day of ________________, 20____, by _______________________, as _______________ of ____________________________, a _______________________, on behalf of the __________________. He/She (check one) ( ) is personally known to me or ( ) produced _______________________________ as identification.

(NOTARIAL SEAL)

Notary Public

_________________________________________________

(Type, Print or Stamp Name)

Schedule 8 – Page 1

SCHEDULE 9

FORM OF PURCHASER’S CERTIFICATE

(AS TO PURCHASER’S REPRESENTATIONS AND WARRANTIES)

PURCHASER’S CERTIFICATE AS TO REPRESENTATIONS

THIS PURCHASER’S CERTIFICATE AS TO REPRESENTATIONS (this “Certificate”) is given and made by _________________, a _________________ (“Purchaser”), this day of _________________, 20__, for the benefit of _______________________________, a (“Seller”).

Pursuant to the provisions of  that certain Purchase and Sale Agreement, dated as of ______________, 20____, between Seller and Purchaser (the “Contract”), for the purchase and sale of certain real property located in ___________,__________ County,___________ and more particularly described on EXHIBIT “A” attached hereto (the “Property”), Purchaser certifies that all of the representations and warranties of Purchaser contained in the Contract remain true and correct in all material respects as of the date hereof; and

The representations and warranties contained herein shall, subject to the limitations set forth in Section 4.3 of the Contract, survive for a period of two (2) years after the date hereof, and upon the expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Seller shall give Purchaser written notice prior to the expiration of said two (2) year period of such alleged breach with reasonable detail as to the nature of such breach.

IN WITNESS WHEREOF, Purchaser has caused this Certificate to be executed by its duly authorized representative as of the day and year first above written.

“PURCHASER”

By: ____________________________________________

Name: __________________________________________

Title: ___________________________________________

Schedule 9 – Page 1

EXHIBIT “A”

LEGAL DESCRIPTION

Schedule 9 – Page 2